                                                             9th  February, 2000


FLAG Telecom Holdings Limited
Emporium Building
69 Front Street
Hamilton HM 12

Dear Sirs

FLAG TELECOM HOLDINGS LIMITED (THE "COMPANY")

We have acted as legal counsel in Bermuda to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement of Form F-1 in relation to an offer by the Company and certain Selling Shareholders (the "Offer") of an aggregate 36,432,000 ordinary shares of par value US$.0006 each (the "Common Shares") (including the 4,752,000 additional shares which are subject to an over allotment option). Of the 36,432,000 Common Shares, 27,964,000 shares (including 1,584,000 shares subject to an over-allotment option) are being offered by the Company (the "Company Shares") and 8,468,000 shares (including 3,168,000 subject to an over-allotment option) are being offered by the Selling Shareholders (the "Selling Shareholder Shares").

Unless otherwise defined in this opinion or the Schedules to it, capitalised terms have the meanings assigned to them in the Prospectus.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in Schedule I to this opinion (the "Documents").

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)      the genuineness of all signatures on the Documents;

(c) the authority, capacity and power of each of the persons signing the Documents (other than the Company); and

(d) that any factual statements made in any of the Documents are true, accurate and complete.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda and is in good standing under the laws of Bermuda.

(2) The Company Shares have been duly authorised and when issued and paid for as contemplated by the Prospectus will be duly authorised, validly issued, fully paid and non-assessable.

(3) The Selling Shareholder Shares recorded in the Share Register of the Company as fully paid, are duly authorised, validly issued, fully paid and non-assessable shares of the Company.

RESERVATIONS

We have the following reservations:

(a) We express no opinions as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to Common Shares for which the offer price pursuant to the Offer has been satisfied in full, that no holder of the Common Shares shall, in regard of such Common Shares, be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise: and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to the Company.

DISCLOSURE

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the captions "Legal Matters" and "Tax Considerations -Bermuda Tax Considerations and Taxation of Shareholders - Bermuda Tax Considerations" in the Prospectus.

This opinion is governed by and is to be construed in accordance with Bermuda law. This opinion covers matters herein expressed as of the date hereof only and we assume no obligation to advise you of any changes which may hereafter be brought to our attention.

Yours faithfully

                                  THE SCHEDULE


1. An electronic copy of the Prospectus dated 8 February, 2000 relating to the offering by the Company of up to 26,380,000 Common Shares and the sale by the Selling Shareholders of up to 5,300,000 Common Shares (excluding Exhibits) (the "Offering Memorandum") with an over-allotment option for 4,752,000 Common Shares.

2. A faxed copy of Amendment No. 3 to the Registration Statement on Form F1 (as filed with The Securities and Exchange Commission on 9 February
         2000) with respect to the Company Shares and the Selling Shareholder Shares (excluding Exhibits and the documents incorporated by reference).

3. A certified copy of excerpts from the Minutes of the Meetings of the Board of Directors of the Company held on the 13th January, 2000 and Written Resolutions of the Board of Directors of the Company dated 8 February 2000 and the resolutions adopted at a General Meeting of the Shareholders of the Company on 13th January, 2000 and Written Resolutions of the Shareholders of the Company dated 9 February 2000 (the "Resolutions").

4. Certified copies of the Certificate of Incorporation, Memorandum of Association, certified on 2 February 2000, and Bye-laws of the Company certified on 9 February 2000 (the "Constitutive Documents").

5. A copy of a letter, dated the 8th February, 2000 evidencing the consent of the Bermuda Monetary Authority to the issue by the Company of the Company Shares and the transfer by the Selling Shareholders of the Selling Shareholder Shares.

6.       A copy of the Share Register of the Company.

7. A copy of an Officer's Certificate dated 9th February 2000 and issued by Stuart Rubin as Assistant Secretary of the Company on which we have relied for the purposes of our statements in opinion paragraphs 2 and 3.